Exhibit 10.2

[Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

MASTER PRODUCT AND SERVICES AGREEMENT

This Master Product and Services Agreement (the “Agreement”), made this 23 day of September 2026 (the “Effective Date”), is entered into by and between Akamai Technologies, Inc., with a principal place of business of 145 Broadway Cambridge, MA 02142 USA (hereinafter “Akamai”) and Lenovo Global Technologies Ireland International Limited, with a principal place of business of Viscount House 6-7 Fitzwilliam Square East, Dublin 2 D02Y447 Ireland , (hereinafter “Vendor”).

Whereas, Akamai desires to retain the products and/or services of Vendor and Vendor desires to provide products and certain services for Akamai,
Now Therefore, for good and valuable consideration, the parties agree as follows:
1.Statement(s) of Work. Vendor agrees to provide products (“Products”) and any relevant services (“Services”) described in a Statement of Work (hereinafter “SOW”) entered into by the parties, an example of which is attached hereto as Exhibit A. For any future engagements, Vendor and Akamai shall execute a new SOW, which will be automatically incorporated by reference. Any conflicts between a SOW and the Agreement shall be resolved in favor of the Agreement, except in the case of the SOW executed between the Parties on or about September 23, 2026, in which case such SOW shall control for delivery, specifications, pricing and performance requirements.
2.Payment and Pricing. Akamai shall pay for Products and Services provided within [***] after receipt by Akamai of an undisputed invoice unless otherwise expressly set forth in an applicable SOW. If not paid in advance of shipment or performance, all amounts due to Vendor on Services and Products are due upon receipt, but not earlier than [***] of the receipt by Akamai of an undisputed Vendor’s invoice. If Akamai fails to take delivery of any Product on the scheduled delivery date and provided that Akamai provides Supplier with at least [***] notice, Vendor will store all Product(s) in a secure location at a cost pre-approved in writing by Akamai or, if no cost has been agreed, at Vendor’s then applicable standard rates which shall be no less than a fee equal to [***] annually, which shall be prorated [***]. Any approved storage shall not exceed [***] unless the parties expressly agree otherwise in writing. Vendor shall invoice Akamai for the mutually agreed, pre-approved storage charges on [***] immediately following the commencement of storage. If Akamai fails to take delivery after the mutually agreed [***] period, Vendor shall be entitled and Akamai shall pay reasonable administration and storage costs.
A. Prices and related costs for Products and Services shall be as set forth in a mutually agreed purchase order or as otherwise agreed by the Parties in a written SOW. No other discounts, quantity entitlements, or promotions apply unless expressly agreed in writing by Vendor.
B. Each shipment or installment of Products shall be treated as a separate and independent delivery. Akamai shall remit payment only for the Products actually delivered to, and accepted by, Akamai pursuant to the applicable invoice, and Akamai may withhold, without penalty or breach, any portion of the purchase price attributable to Products that have not been delivered. Akamai’s payment of the invoiced amount for Products received and accepted shall not be construed as a waiver of any rights or remedies with respect to any undelivered Products, nor shall it relieve Vendor of its obligation promptly to complete all outstanding deliveries. Except as expressly provided in the preceding sentences, Akamai shall not withhold payment for a completed and accepted delivery solely because of a controversy relating to any other delivery. Acceptance of one or more installments shall neither obligate Akamai to pay for nor be deemed acceptance of any undelivered installment, and Akamai may withhold payment for such undelivered installment until it is delivered in conformity with the Agreement.
C. Akamai shall pay all (i) applicable sales, use or similar taxes, or duties (unless otherwise exempted); and (ii) fees, including governmental fees, charges and tariffs on Products. Akamai becomes responsible for all such additional fees and taxes on (i) Hardware Products and Programs pre-loaded on Hardware Products from the date Vendor has delivered them to the Vendor-designated carrier for shipment to Akamai, (ii) Programs from the date Vendor has made them available or accessible to Akamai, and (iii) Services from the date on which the Services are provided by Vendor. For the avoidance of doubt, Vendor shall be solely responsible for paying all taxes on Vendor’s net or gross income.
D. Prices do not include local taxes, value added tax, goods and services tax (or similar taxes), duties, governmental fees and charges, or tariffs which, where they arise, Vendor will invoice to the Akamai and Akamai shall pay in addition to the Price.

E. Pricing assumptions FX: All Prices stated in U.S. dollars shall be converted into local currency [***].
F. Price. The price for any Products or Services provided by Vendor to Akamai will be the amount stated in the applicable quote or SOW and only for the limited duration specified in such document. Once Akamai places a purchase order, the price cannot be changed or increased by Vendor for any reason (such price shall only be effective with respect to the volume of Product actually ordered under the purchase order), [***]. Vendor reserves the right to modify or change pricing prior to any new purchase order placement. Any other change to the price must be agreed in writing and signed by both Akamai and Vendor before the purchase order is accepted.
3.Warranty. Vendor warrants that (i) Services shall be performed in a professional and workmanlike manner consistent with industry standards, and (ii) Vendor is not prohibited from entering into this Agreement by the terms of any other agreements with any third parties. Vendor warranty service information is set forth in Exhibit B.
A. Warranties for Machines: Vendor warrants that each Machine supplied under this Agreement is free from defects in materials and workmanship under normal use during the applicable warranty period. Unless Vendor specifies otherwise, Vendor’s warranties for any Machine apply only in the country where it is originally supplied by Vendor. Unless otherwise specified in a SOW, the [***] warranty period shall commence, for Machines provided, on the invoice issuance date. During the warranty period, upon Akamai written request, Vendor shall provide repair and exchange service for the Machine, without charge, under the type of warranty service designated by Vendor for the Machine. If a defect in materials or workmanship is discovered during the warranty period and Vendor is unable either: (a) to repair the Machine; or (b) to replace it with one that is at least functionally equivalent, Akamai may return the Machine to Vendor for a pro-rated refund. Vendor may change non-material components or parts of a Machine without notice, provided that the substituted components or parts provide equal or better performance. Any such change shall be at no additional cost to Akamai and will not change Akamai’s rights under the warranty applicable to the Machine. “Machine” as defined herein means a Product (to be identified by a Machine type) as well as its features, conversions or upgrades provided by Lenovo as shipped hereunder. The term “Machine” does not include any Programs, whether preloaded with the Machine, installed subsequently, or otherwise. “Hardware Product” means a physical programmable electronic Lenovo-branded or third party-branded device designed to process data and perform logic operations, as well as any related device and may include, without limitation, a personal computer, a server, a storage device, and any related accessory and device. “Program” means any Lenovo-branded or third-party software, whether in object code or source code form, and whether pre-loaded or provided separately, which is licensed to Akamai under a separate license agreement. The term “Program” also includes related licensed materials, such as documentation, but always excludes Machine Code. “Machine Code” means all code provided for a Machine (including, without limitation, a Machine’s firmware and microcode), excluding code that is licensed under a license agreement other than the license agreement governing use of Machine Code. The term Machine Code specifically includes any whole or partial copy of Machine Code, and any fix, patch, or replacement provided for Machine Code.
B. Warranty for Third-Party Products: Vendor offers no warranty in respect of Third-Party Products under this Agreement. Where the supplier or producer of any Third-Party Product offers its own warranty, and to the extent that Vendor is free to do so, Vendor will upon request endeavor to transfer associated warranty service and other rights to Akamai, subject always to the applicable Third-Party’s terms and conditions.
C. Specific Exclusions: The warranties in this Section 3 “Warranties” are made to and for the benefit solely of Akamai or applicable Akamai Affiliate under this Agreement and are non-transferable. The warranties stated in this Section 3 “Warranties” shall not apply to any Hardware Product: (i) that: (a) has been subjected to misuse, accident, unauthorized modification, improper installation, damage or mishandling, or rendered inoperable due to willful or negligent acts or omissions; (b) has been operated in an unsuitable physical or operating environment or contrary to the applicable documentation published by Vendor; (c) has been subjected to natural disasters, power surges or discharge, or unauthorized maintenance; or (d) is incapable of being tested by Vendor under its normal test conditions; or (ii) that is sold for beta, evaluation, testing or demonstration purposes. Vendor shall not be liable under this Section 3 “Warranties” for claims arising from Akamai’s, its Affiliates’ or their subcontractors’, or any unauthorized Third-Party’s misuse, neglect, improper installation or testing, attempts to repair, or any other cause beyond the range of the intended use of the Hardware Product. The Hardware Product warranty will become void if a Hardware Product component is installed as an add-on to or replacement for the original Hardware Product, without Vendor’s prior written approval. Unless otherwise agreed or mandated by statute, such warranties shall not apply to: (1) any Third-Party Hardware Product, including those that Vendor may provide or integrate into a Product at Akamai’s request; or (2) any Program, whether provided with a Hardware Product or installed subsequently. The warranties stated in this Section 3 “Warranties” also: (a) do not include any technical support, such as assistance with “how-to” questions and those regarding Hardware Product set-up and installation; and (b) shall be voided by the removal or alteration of identification labels on a Hardware Product or its parts. In no event shall the warranties stated in this Section 3 “Warranties” include any Vendor responsibility for: (A) uninterrupted or error-free operation of any Product; (B) correction of any or all Program or Program code defects; or (C) any loss of, or damage to, data caused by a Product.

D. General Exclusions: TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE WARRANTIES SET FORTH UNDER THIS SECTION 3 “WARRANTIES” ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR SATISFACTORY QUALITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, WHICH VENDOR HEREBY EXPRESSLY DISCLAIMS. UNLESS OTHERWISE EXPRESSLY SPECIFIED, ALL SOFTWARE, MACHINE CODE, PROGRAMS, SERVICES, SUPPORT AND ALL THIRD-PARTY PRODUCTS AND SERVICES ARE PROVIDED “AS IS”, WITHOUT WARRANTIES OR CONDITIONS OF ANY KIND, AND VENDOR MAKES NO WARRANTY THAT ANY PRODUCT WILL OPERATE ON AN UNINTERRUPTED OR ERROR-FREE BASIS. THIRD PARTY MANUFACTURERS, SUPPLIERS, DEVELOPERS, SERVICE PROVIDERS, LICENSORS OR PUBLISHERS’ MAY SEPARATELY PROVIDE THEIR OWN WARRANTIES TO AKAMAI.
E. Licenses for Machine Code
Akamai acknowledges that each Machine contains Machine Code. Regardless of the source from which Akamai acquires a Machine, the Machine Code shall be subject to the terms of the license agreement included with the relevant Machine. Akamai’s use of Machine Code on a Machine is governed by the terms of the applicable Vendor License Agreement, which is available on or through Vendor’s support website at https://support.Lenovo.com/, or otherwise will be provided upon request.

4.Confidential and Proprietary Information.
A.The parties acknowledge that in performing their respective obligations hereunder, each party may disclose to, and/or receive from, the other party certain proprietary information, including, without limitation, (i) information and/or images concerning physical premises, personnel, customers (including without limitation, customer identity), research and development, technical data, know-how, computer programs, software code, software documentation, hardware design, technology, marketing or business plans, business forecasts, unpublished financial statements, budgets, prices, costs, circumstances of disclosure, and/or information itself which is otherwise reasonably understood by the Receiving Party to be proprietary and confidential to the Disclosing Party, (ii) and any portion or derivative of the same (but excluding the unaided mental impressions of a person who had a need and valid reason to access the applicable Proprietary Information) in any form or medium shall be deemed to be confidential and proprietary information (“Proprietary Information”). Each party agrees not, either during the term of this Agreement or at any time thereafter, to disclose to others, or use for its benefit or the benefit of others, any Proprietary Information of the other party, except to its Affiliates who have a need to know.
B.The party’s respective obligations under this Section 4 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the receiving party or others of the terms of this Section 4, (ii) is generally disclosed to third parties by the disclosing party without restrictions on such third parties, (iii) is approved for release by written authorization of the disclosing party, or (iv) is required to be disclosed by applicable law, regulation, legal process, or the rules of any securities exchange or governmental or regulatory authority (including the U.S. Securities and Exchange Commission), provided that the disclosing party shall, to the extent reasonably practicable, give the other party prior notice and a reasonable opportunity to comment on any proposed disclosure pursuant to this clause (iv) .
C.Upon termination of this Agreement or at any other time upon request by the disclosing party, the receiving party shall promptly deliver to the disclosing party all documentation incorporating Proprietary Information as well as all other memoranda, notes, and other documents (and all copies or reproductions of such materials) relating to the business of the disclosing party except when the disclosing party has given written permission to the receiving party to retain such information and except for electronic backups made in the ordinary course of business, provided that the terms of this Agreement, including the duty of confidentiality under this Section 4, will continue to apply to such backups as long as they are retained.
D.Both Parties shall notify the other Party promptly in the event that it learns or has reason to believe that there has been unauthorized access, use, disclosure, acquisition or loss of the other Party’s Proprietary Information (including any personal data) and shall cooperate to remedy any such unauthorized access, use, disclosure, acquisition or loss.
E.Vendor represents and warrants to Akamai that Vendor’s performance under this Agreement does not, and shall not, breach any agreement that obligates Vendor to keep in confidence any trade secrets or confidential or proprietary information of its own or of any other party. Neither Party shall disclose to the other Party any trade secrets or confidential or proprietary information of any third party.
F.Neither party shall use the other party’s name, logo or marks without the other party’s prior written consent.
5. Personal Data.

A. The parties acknowledge that, in performing the parties’ respective obligations hereunder, the parties may obtain or have access to, or otherwise store, process or transmit, certain data, which directly or indirectly relates to an identified or identifiable natural person, and are protected by applicable privacy or data protection laws as personal data.
B. Both Parties agree that, at all times during the term of this Agreement and thereafter, it will comply with privacy and data protection laws applicable to the performance of its obligations under this Agreement.
C. When processing any personal data, Vendor shall comply, and shall ensure that all its employees, contractors, subcontractors and agents involved in providing services to Akamai, comply with Data Protection Rules of Engagement for Akamai’s Vendors available at [***], on the Effective Date of this Agreement.
D. When applicable, each Party agrees to comply with any written amendments or supplements to this Agreement entered into by the parties from time to time which support the parties’ compliance with applicable privacy and data protection laws. If applicable and upon mutual agreement between the parties, such amendments or supplements which may include, without limitation, a Data Processing Agreement, a Data Processing Addendum, a Business Associate Agreement under HIPAA, and/or any other document as may be necessary or advisable under the privacy and data protection laws of any applicable jurisdiction (“DPA”).
E. Upon written, prior request and no more than [***], Vendor shall make available to Akamai all relevant information necessary to demonstrate compliance with applicable privacy and data protection laws and subject to confidentiality obligations set forth in this Agreement, shall make available to Akamai relevant information related to Vendor’s privacy processes for purpose of determining its compliance with this section and applicable privacy and data protection laws. Vendor shall make available additional information regarding the relevant privacy processes in relation to this Agreement if Akamai can reasonably demonstrate that the information provided by the Vendor is not sufficient to demonstrate compliance with the obligations set out in this Agreement or where applicable, a Data Processing Agreement.
F. Vendor shall, without undue delay, upon becoming aware of a personal data breach affecting personal data processed on behalf of Akamai, inform Akamai about such breach and provide Akamai with sufficient information to meet any reporting obligations under applicable privacy and data protection laws.
G. As soon as possible after any personal data (or a portion thereof) is no longer needed by Vendor to fulfill Vendor’s obligations under this Agreement, and upon completion of all processing of all assets collected, a certificate of data destruction will be issued to Akamai from the Vendor. At any point after settlement, Akamai may request a certificate of data destruction for a previously completed job to Vendor via email.
H. Both parties shall be liable for its violation of applicable privacy and data protection laws and for breach of its obligations under any DPA entered into by the parties.
6. [***]
7. Term/Termination.
A. Term. The term of this Agreement shall commence on the Effective Date and continue for three (3) years (the "Initial Term"). This Agreement may be extended only by the Parties' mutual written agreement and shall remain in force for so long as any SOW is in effect, unless earlier terminated in accordance with this Section. The initial term of each SOW shall be as stated in that SOW and may be renewed solely upon the Parties' mutual written consent.
B. Termination for Cause. Either Party may terminate this Agreement or any SOW for cause by providing the breaching Party with written notice that describes the nature of the material breach in reasonable detail. If the breaching Party fails to cure the breach within [***] after receiving such notice, the non-breaching Party may terminate the Agreement or the affected SOW immediately upon a second written notice. In the event of termination for cause by Akamai, Vendor shall, within [***] after the effective date of termination, refund to Akamai all amounts paid by Akamai in advance for Products and Services that, as of the effective date of termination, have not been delivered, performed, and accepted by Akamai. In the event of termination for cause by Vendor, Akamai shall be liable for Vendor's actual costs and expenses incurred in connection with the terminated portion of the Agreement, but in no event less than any amounts due to Vendor in the event of a termination for convenience under Article 7(c), below.
C. Termination for Convenience. Akamai may terminate this Agreement or any SOW, in whole or in part, for its convenience at any time upon [***] prior written notice to Vendor. Upon a termination for convenience, Akamai shall be liable for (i) the price of Products and Services delivered, performed, and accepted by Akamai up to the effective date of termination, and (ii) Vendor’s losses and non-cancellable costs actually incurred in performance of the terminated portion of the Agreement, net of any amounts that Vendor can mitigate or recover through commercially reasonable efforts, including resale, reuse, repurchase-order cancellation, or return of materials or components (collectively, “Net Costs”). Notwithstanding anything to the contrary in this Agreement, if

Akamai terminates or cancels within [***] of a scheduled delivery date, Akamai shall be liable for all of Vendor’s actual costs and expenses arising out of or relating to such termination or cancellation.
D. Mitigation. Vendor shall use commercially reasonable efforts to mitigate all costs arising from any termination, including promptly ceasing work, canceling or assigning subcontracts where practicable, and reselling, reusing, or returning materials, components, or inventory obtained for the performance of the terminated portion of the Agreement. Akamai shall have no liability for any materials or components that Vendor is able to utilize, sell, or otherwise dispose of in the ordinary course of business, provided that such utilization, sale, or disposal is at a value equal to or greater than the actual cost incurred by Vendor for such materials or components. For materials or components procured by Vendor prior to termination that Vendor cannot otherwise sell, use, recover payment for, or mitigate, Akamai shall pay for such materials to the extent Vendor has been unable to dispose of or otherwise mitigate its obligations with respect to such materials.
E. Effect of Termination. Termination or expiration of this Agreement shall not, by itself, terminate any outstanding SOW unless the notice of termination expressly so states; however, termination of all SOWs shall automatically terminate this Agreement. For the avoidance of doubt, any termination or expiration of this Agreement, in whole or in part, shall not limit, impair, or otherwise affect any customer warranty rights that arose, accrued, or remain applicable in accordance with their terms, all of which shall continue in full force and effect in accordance with the applicable warranty documentation and this Agreement.
8.Title in the Products
A. When Akamai orders any Hardware Product, Vendor transfers title to Akamai upon Delivery of the Hardware Product at the Vendor-designated carrier for shipment to Akamai. Vendor does not transfer title to any Program, which Program is solely licensed in accordance with its applicable terms and not sold.
B. For each Hardware Product supplied by Vendor, Vendor bears the risk of loss or damage up to the time it is delivered to the Vendor-designated carrier for shipment to Akamai. At no cost to Akamai, each Hardware Product supplied by Vendor will be covered by insurance, arranged, managed and paid for by Vendor or one of its Affiliates for Akamai, covering the period until the Hardware Product is Delivered to Akamai.
9. Intellectual Property Indemnification
If a third party files a lawsuit against Akamai, its affiliates, employees and agents (“Indemnified Party”) claiming that a Product infringes a third-party’s intellectual property rights (hereinafter referred to as a “Claim” for the purposes of this Section 9 “Intellectual Property Indemnification”), Vendor will indemnify, defend and hold Indemnified Party harmless against that Claim at Vendor’s expense.
Vendor’s obligations under this Section 9 “Intellectual Property Indemnification” are conditioned on the following: (1) Akamai notifies Vendor in writing of the Claim (which, unless restricted by applicable law, shall not be greater than [***] after Akamai becomes aware that the claim gives rise unless such time period would prejudice Vendor), provided that the obligations under this Section 9 shall not be reduced by the failure to give such notice except to the extent Vendor is prejudiced by such failure; and (2) Vendor will solely control the conduct of the defense and any settlement of the Claim and Akamai reasonably and timely cooperates with Vendor and provides Vendor with all reasonably requested authority, information and assistance in connection with defense of the Claim, provided that Vendor may not settle any claim that admits the fault or liability of the Indemnified Party, binds the Indemnified Party to any payment obligations or otherwise requires the Indemnified Party to act or refrain from acting in any manner (other than ceasing to use the Products); and (3) Akamai is and remains in compliance with the terms of this Agreement, including Akamai's obligations under this Section 9 “Intellectual Property Indemnification”. Neither Party will be responsible for any costs, expenses or compromise incurred or made by the other Party in connection with a Claim without the other Party’s prior written consent.
If such a Claim is made or appears likely to be made, and Akamai maintains an inventory of Products, Akamai shall permit Vendor in Vendor’s sole and reasonable discretion to: (1) enable Akamai to continue to use and sell the Products; (2) modify the Products so that they are non-infringing; (3) replace the Products with non-infringing, functionally-equivalent products; or (4) provide a credit to Akamai equal to the fees paid by Akamai for the infringing Product on a per Product basis, provided that Akamai promptly returns to Vendor at its written request. In addition, Lenovo must first attempt options (1)–(3) (enable continued use, modify, or replace) before resorting to option (4) (credit). Lenovo may only elect the credit remedy if options (1)–(3) are not commercially practicable.
Vendor shall have no obligation regarding any Claim based on: (1) anything Akamai or a third party on Akamai's behalf provides which is incorporated into, or combined with a Product; (2) modification of a Product by Akamai or a third party on Akamai's behalf without Vendor’s prior written consent; (3) the combination, operation, or use of a Product with any products not provided by Vendor as a system, or the combination, operation, or use of a Product with any product, data, apparatus or business method that was not provided by Vendor or necessary for the operation of a server (except in the case of Claims based on standard essential patents);

(4) Vendor’s compliance with Akamai’s specifications or requirements; or (5) infringement by a third party product alone and used by Akamai, as opposed to its combination with Products; or (6) any standard essential patent ((1) through (6) are collectively the “Akamai Obligations”). Except for Claims based on willful or knowing infringement, the foregoing is Vendor’s entire obligation to Akamai, and Akamai’s exclusive remedy, regarding any Claim.
10. Compliance with Laws and Regulations. During the term of this Agreement, Vendor and Akamai shall comply with all Federal, state, and local statutes, ordinances and regulations, including, but not limited to, those related to the payment of minimum wages and overtime, non-discrimination in employment and corrupt practices including, but not limited to, the U.S. Foreign Corrupt Practices Act and the anti-corruption/anti-bribery laws of the jurisdictions where Vendor or Akamai operate. Vendor also agrees to provide Akamai with information reasonably necessary to enable Akamai to comply with laws applicable to it such as information about usage of conflicts minerals or environmental matters. Vendor acknowledges Akamai’s Supplier & Partner Guiding Principles posted at [***] on the Effective Date of this Agreement.
11. Indemnification. Each Party, at such Party’s own expense, shall defend, indemnify and hold the other Party, its affiliates, employees and agents harmless from and against any and all claims, demands, suits, causes of action, awards, judgments and liabilities, including without limitation, attorneys’ fees and costs, arising from any actual or grossly negligent, intentional, or wrongful acts committed by the indemnifying Party or such Party’s employees, consultants, agents or other individuals working for such indemnifying Party, during the performance of any duties under this Agreement.
12. Insurance. Vendor will maintain, at its sole cost and expense, commercially reasonable insurance coverages and amounts including, the following: (i) commercial general liability insurance or equivalent liability coverage reasonably sufficient for replacement of each Delivery Schedule tranche of a SOW; (ii) workers’ compensation insurance as required by applicable law; (iii) automobile liability insurance covering all owned, non-owned, hired and leased vehicles used in the performance of this Agreement with a combined single limit of [***]; and (iv) umbrella or excess liability follow-form insurance in the amount of [***]. Total limits required can be met by any combination of primary and or umbrella coverage. Akamai, its affiliates, employees, directors and officers shall be added as additional insured on the above commercial general liability insurance policy. Vendor agrees to provide Akamai with certificates of insurance for all policies described above upon request. Vendor agrees that no insurance limits shall serve to limit its obligations or Akamai’s monetary recovery rights for loss, damage or any claim arising pursuant to this Agreement nor shall such insurance limits serve to increase Vendors obligations with respect to the limitations set forth in Section 17.
13.Enforcement. Vendor agrees that in the event of a breach or threatened breach of provisions of this Agreement, Akamai’s remedies at law would be inadequate and Akamai shall be entitled to an injunction to enforce such provisions (without any bond or other security being required), but nothing herein shall be constructed to preclude Akamai from pursuing any remedy at law or in equity for any breach or threatened breach.
14. Non-Assignment. Neither party may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, however, either party may assign this Agreement without consent to its subsidiary, parent or an Affiliate or to any person or entity in connection with a merger, spin-off, divestiture, reorganization or sale of substantially all or all of its business; provided, that the assignee assumes, and is capable of performing, all of the obligations set forth herein, and assigning party shall provide reasonable notice to the other party of such assignment, and upon receipt of such notice of assignment, the non-assigning party may terminate this Agreement if it is determined that the assignee’s business or content materially: (i) interferes with or is detrimental to the non-assigning party’s interests, reputation or business, (ii) subjects the non-assigning party to unfavorable regulatory action, (iii) infringes the intellectual property or other rights of a third party, (iv) otherwise violates any laws or regulations relating to content or content distribution, or (v) otherwise subjects the non-assigning party to liability for any reason. In the event of such termination, Akamai shall be entitled to receive a refund of any fees paid or advance payments made by Akamai on a pro rata basis for the remainder of the term or for Services that were not performed prior to the effective date of termination.
15. Governing Law. The laws of the State of New York shall govern all questions relative to interpretation and construction of this Agreement and to its performance without regard to conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods does not apply.
16. Severability. The provisions of this Agreement are severable and if any one or more of the provisions hereof are judicially determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding on and enforceable by and between the parties hereto.
17. Limitation Of Liability. EXCEPT FOR THE LIMITATIONS SET FORTH IN SECTION 11, The liabilities, obligations, or remedies of each party and its affiliates as set forth herein are exclusive and expressly in lieu of all other liabilities, obligations or remedies, express or implied. Except with regard to liability arising from sections 9, 11 and 21, or a breach of the provisions of Section 4 hereunder, as well as payment obligations under this agreement, hereunder, in no event shall either party or its affiliates be liable for any indirect, incidental, reliance, or consequential damages including, without limitation, damages arising from loss of profits, revenue, data or use, whether in an action in contract or tort, even if advised of the possibility of such damages. Notwithstanding anything contained herein to the contrary, except with regard to liability arising from section 9, 11 and 21, or a breach of the provisions of section 4 hereunder, the total liability of each party and its affiliates under this Agreement is limited to amounts paid to or owed to vendor in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, each party’s aggregate liability arising out of or relating to any Personal Data Breach shall be limited to [***]. For purposes of this clause, “Personal Data Breach” means any confirmed breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, personal data processed under this Agreement.
The provisions hereunder, shall not apply to the extent prevented or restricted by mandatory applicable law (including without limitation in relation to fraud) that cannot be amended or excluded by contractual waiver.
18. Background Check. To the extent permitted by applicable law and upon Akamai’s written request, Vendor shall conduct, at Vendor’s own expense, a Background Check (as defined below) with respect to all employees, consultants, agents, contractors and other staff used by Vendor in connection with the performance of any services under this Agreement. Vendor shall provide written confirmation to Akamai that such requested Background Checks have been completed no later than [***] after receipt by Vendor of Akamai’s request therefor, but in any event prior to the start date of services. As used herein, “Background Check” means, collectively, such specific background checks as Akamai shall require, as communicated in writing to Vendor.
19. Relationship of Parties. Vendor enters into this Agreement, and will remain throughout the term of this Agreement, as an independent contractor. Vendor agrees that Vendor is not and will not become an employee, partner, agent, or principal of Akamai while this Agreement is in effect. Vendor is not entitled to the rights or benefits afforded to Akamai’s employees, including disability, unemployment, workers’ compensation, medical insurance, sick leave, or any other employee benefit. Vendor is responsible for providing, at Vendor’s own expense, disability, unemployment, workers’ compensation, and other insurance, training, permits, and licenses for Vendor and for Vendor’s employees and subcontractors, if any.
20. Survival. Sections 3, 4, 5, 6, 7, 9, 11, 13, 14, 15, 17, and 20, as well as the payment obligation in Section 2 for work performed through the date of termination, shall survive termination of this Agreement.
21. Export Regulations.
A. Any use, export, re-export, or transfer in-country, either directly or indirectly, of Products and technical data supplied by Vendor under this Agreement is subject to applicable export laws and regulations, including without limitation those of the United States and the European Union. Both parties are responsible for compliance with all applicable export laws and regulations when using, exporting, re-exporting, or transferring in-country, directly or indirectly, any such Product or technical data. Each party shall defend, indemnify and hold the other party and its Affiliates harmless from any claim, damage, liability or expense (including but not limited to reasonable attorneys’ fees, costs of investigation and costs of defense) arising out of or in connection with any violation of this Section 21 “Export Regulations”. Each Party agrees that it shall comply with applicable sanctions laws, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Blocked Persons (“SDN List”), the OFAC Sectoral Sanctions Identifications List (“SSI List”), or any sanctions list maintained by the United Nation or other relevant authorities, and that such compliance is material to this Agreement. Each Party agrees that it shall comply with applicable sanctions laws, including but not limited to the economic sanctions programs of the United States, the European Union, the United Nations, and any other applicable economic sanctions regime enforced by a governmental authority with jurisdiction over the transactions contemplated by this Agreement.
B. This Agreement shall immediately terminate in the event Akamai is listed as a restricted party on any sanctions list including, but not limited to, the United Nations Sanctions List, United States Treasury Department’s Office of Foreign Asset Control Specially Designated National List; and the United States Department of Commerce’s Denied Parties List, Entity List, or Unverified List. Vendor shall have no further obligations under this Agreement until Akamai is no longer designated a restricted party.
22. Force Majeure. Neither Party shall be liable to the other for any failure or delay in the performance of its obligations, to the extent such failure or delay is caused by events beyond such party’s reasonable control including fire, flood, earthquakes, or other elements of nature; acts of war; terrorism, riots, strikes, labor stoppages, civil disorders, rebellions or revolutions; epidemics or communication line or power failures; governmental laws or applicable regulations whether valid or invalid (including, but not limited to priorities, requisitions, allocations, imposed tariffs, import/export quotas, and price adjustments restrictions), or court orders or regulations (“Force Majeure Events”).
23. Miscellaneous. Any notices required by this Agreement shall be in writing and sent by first class certified mail to the address of the parties’ respective principal place of business set forth above. The parties agree that this Agreement and any attachments hereto, as well as mutually agreed PO or SOW (i) are the complete and exclusive statement between the parties with respect to the services provided by Vendor, (ii) supersede all related discussions and other communications between the parties, and (iii) may only be modified in writing by authorized representatives of the parties. Neither Party consents to nor accepts and hereby expressly objects to any attempt by the other Party to change, reject or supplement the terms of this Agreement, except as signed by authorized representatives. Vendor’s and Akamai’s terms and conditions shall have no effect. Confirmations, SOWs, orders, proposals, quotations, purchase orders, or any other transaction documents which make reference to the other Party’s terms and conditions are hereby objected.
24. Affiliate Purchasing. Each Order entered into by an Akamai Affiliate and a Lenovo Affiliate listed in Exhibit C for the purchase and supply of Products or Services shall, solely for such Order, constitute a separate and independent agreement between such Affiliates, incorporating this Agreement. Each such agreement shall be enforceable solely by and against the respective Affiliates party thereto, and all rights and obligations, including liability and indemnity, shall apply separately and shall not be aggregated with any other Affiliate agreements.
The Akamai Affiliates identified on Exhibit C, as updated upon mutual written consent of the Parties and subject to Vendor diligence requirements, may purchase Products and Services, for use solely in their respective territory, under this Agreement by executing an Order Form or other mutually agreed ordering document that references this Agreement, incorporates the terms thereof, and contains a representation and warranty from the Ordering Affiliate (as defined herein) that such Ordering Affiliate is authorized to enter into such executed Order Form. Each such Affiliate (an “Ordering Affiliate”) will be deemed a party to this Agreement solely with respect to its purchases, and the term “Akamai” as used herein will be deemed to include the applicable Ordering Affiliate for those purposes. Ordering Affiliates will have the rights and be subject to the obligations of Akamai under this Agreement with respect to their Orders. Unless otherwise agreed in the applicable Order Form, (a) the Ordering Affiliate will be solely responsible for payment and performance of its obligations, and (b) Akamai will have no liability for an Ordering Affiliate’s obligations. “Affiliate” as used herein means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such entity. For purposes of this definition, “control” means the ownership or control of more than fifty (50%) of the voting interests or the ability to direct the management or policies of an entity, whether through ownership, contract, or otherwise.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year set forth above.

VENDOR
Signature:     /s/ Fiona O’Brien
Name:     Fiona O’Brien
Title: Vice President, ISO Sales Enablement
Date:     23.09.2026

AKAMAI
Signature:     /s/ Adam Karon
Name:     Adam Karon
Title:     COO
Date:     23.09.2026

EXHIBIT A
Statement of Work no. 1

EXHIBIT B
Vendor Warranty Service Information

EXHIBIT C
PARTIES’ AFFILIATES LISTING